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                                YIGAL ARNON & CO.
                              ADVOCATES AND NOTARY

     JERUSALEM                             TEL AVIV
     31 Hillel Street                      3 Daniel Frisch Street
     P.O. Box 69                           P.O. Box 33777
     Jerusalem 91000 Israel                Tel Aviv 64731 Israel


                                  June 2, 1996


     Accent Software International Ltd.
     28 Pierre Koenig Street
     Jerusalem 93469
     Israel

     Dear Sir or Madam:

               Re:  Accent Software International Ltd.
                    Founders' Share Option Plan

          We have acted as Israeli counsel to Accent Software International Ltd., a company organized under the laws of the State of Israel (the "Company"). As such, we have participated in the preparation of the Company's registration statement on Form S-8 (the "Registration Statement") relating to the registration of 10,000 Ordinary Shares of the Company (the "Shares"), which may be issued upon the exercise of options which have been granted under the Company's Founders' Share Option Plan.

          We have examined copies of the Memorandum of Association and the Articles of Association, as amended, of the Company and such corporate records, instruments, agreements and other documents relating to the Company and such matters of law as we have considered necessary or appropriate for the purpose of giving this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

          Upon the basis of such examination, we are of the opinion that, when issued upon the exercise of the options described above and upon full payment by the option holders of the exercise price, and when any necessary permits have been issued by such Israeli governmental agencies as may have jurisdiction over such matters, the Shares will be legally issued, fully paid and nonassessable.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the aforesaid Form S-8.

                                        Sincerely,

                                        /s/ Yigal Arnon & Co.

                                        Yigal Arnon & Co.







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